Exhibit 10.7

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made between Lexeo Therapeutics, Inc. (the “Company”) and Kyle Rasbach (the “Executive”) in connection with Executive’s separation from the Company.

1.
Separation Date; Transition Period.
(a)
Executive’s last day of employment with the Company will be August 29, 2025, provided, however, Executive’s employment may be earlier terminated: (i) by the mutual written agreement of the parties hereto; (ii) by the Company in accordance with Paragraph 1(b) below; or (iii) by Executive’s voluntary resignation from employment with the Company (such last day of employment, as applicable, shall be referred to herein as (the “Separation Date”). Regardless of whether Executive signs this Agreement, Executive will be paid at Executive’s current rate of pay, through the Separation Date (the “Accrued Compensation”).
(b)
The period from the date hereof to and including the Separation Date, shall be referred to as the “Transition Period”. During the Transition Period, Executive will be expected to continue performing the ordinary duties and responsibilities of Executive’s role and to assist in the transition of Executive’s duties and responsibilities as the Company may deem necessary and appropriate. For the avoidance of doubt, during the Transition Period, Executive shall continue to be employed exclusively by the Company and may not be employed by or provide services in any capacity to any other person, business or other third-party.
(c)
For the avoidance of doubt, the Company may terminate Executive’s employment for “Cause” during the Transition Period under the same conditions for which the Company can otherwise terminate the Executive for Cause under the employment agreement between Executive and the Company dated December 13, 2024.
(d)
As of the Separation Date, Executive will cease holding any position or title with the Company, and Executive will no longer be eligible or entitled to receive any compensation other than as expressly set forth herein.
2.
Consideration. In consideration of the releases and covenants given by Executive as set forth in this Agreement, including but not limited to the Release (as such term is defined below), and Executive’s compliance therewith, and provided that Executive executes, and do not revoke, this Agreement in accordance with the timeframes set forth herein, the Company agrees as follows:

During the Transition Period, (i) Executive will be paid at Executive’s regular annual base salary rate as of the date hereof, less all applicable federal, state and local withholding taxes and deductions, payable in accordance with the Company’s normal payroll practices (the “Base Salary Payments”), and (ii) Executive will continue to be covered by Executive’s employee benefits, subject to the requirements, conditions and limitations of such benefits, which may be amended from time to time. The payments contemplated in this Paragraph 2(a) will be reported on an IRS Form W-2.

(a)
In addition, provided that Executive executes, and does not revoke, this Agreement in accordance with the timeframes set forth herein and Executive is not terminated by the Company for Cause at any time, the Company will, on the Separation Date:
i.
Pay Executive an amount approximately equal to a pro rated bonus for calendar 2025 in the gross amount of One Hundred and Twenty-Eight Thousand Dollars ($128,000), less all applicable federal, state and local withholding taxes and authorized deductions. The Payment will be paid in a lump sum, and will be reported on an IRS Form W-2.
ii.
Accelerate two-thirds (66.67%) of one-quarter (25%) of Executive’s currently outstanding unvested Lexeo stock options (the “Options”), equivalent to 40,466 options. The exercise of the Options will remain subject to the terms of the Lexeo Therapeutics, Inc. 2023 Equity Incentive Plan.

(b)
The Company will not contest any lawful application Executive makes for unemployment compensation benefits; provided, however, that the Company will respond truthfully to all mandatory inquiries directed to it by a governmental agency. It is understood that the Company does not make unemployment compensation benefits eligibility decisions and that the payments and benefits described in this Paragraph may affect Executive’s eligibility for unemployment compensation benefits.
3.
Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Executive may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options, and that the payments described in Paragraph 2 above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy, or practice of the Company.
4.
Expense Reimbursements. Executive agrees that, within thirty (30) days after the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses in accordance with its regular business practice.
5.
Return of Company Property. Executive agrees that, by the Separation Date, Executive will return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Executive agrees that Executive will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If Executive has used any personally-owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, Executive shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and Executive agree to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is completed. Executive’s timely compliance with this paragraph is a condition to Executive’s receipt of the severance benefits set forth in Paragraph 2(b) above.
6.
Proprietary Information Obligations. Executive acknowledges and reaffirms Executive’s continuing obligations under Executive’s Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.
7.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed by Executive in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement in confidence to Executive’s immediate family and to Executive’s attorneys, accountants, tax preparers and financial advisors; and (b) Executive may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Executive agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
8.
Trading in Lexeo Securities. In light of Executive’s exposure to confidential and sensitive information of the Company, including information that could be viewed as material non-public information, Executive agrees that he shall not himself or through others engage in trading in Lexeo securities for a period of six (6) months following his Separation Date.

9.
Non-disparagement. Executive agrees not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that Executive may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, the Company agrees that its officers and directors will not disparage Executive in any manner likely to be harmful to Executive’s business, business reputation, or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

Nothing in this provision or this Agreement is intended to prohibit or restrain Executive in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. Executive agrees to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Separation Date to remove any indication that Executive is employed by the Company.

10.
References. In response to any reference request from a prospective employer, the Company will only confirm Executive’s dates of employment and position.
11.
No Voluntary Adverse Action. Executive agrees that Executive will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
12.
Cooperation. Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate Executive’s scheduling needs.
13.
No Admissions. Executive understands and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to Executive or to any other person, and that the Company makes no such admission.

14.
Release of Claims. In exchange for the consideration provided to Executive under this Agreement to which Executive would not otherwise be entitled, Executive hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to Executive’s employment with the Company or the termination of that employment; (b) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the New York State Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, the New York City Administrative Code, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Act, the Massachusetts Civil Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Right to Privacy law, and the Massachusetts Wage Act, all as amended, and any other federal, state or local statutes, regulations, ordinances prohibiting discrimination or regulating employment or the payment of wages. Notwithstanding the foregoing, Executive is not releasing the Company hereby from: (i) any obligation to indemnify Executive pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
15.
ADEA Release. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive have under the ADEA, and that the consideration given for the waiver and releases Executive have given in this Agreement is in addition to anything of value to which Executive were already entitled. Executive further acknowledge that Executive have been advised, as required by the ADEA, that: (a) Executive’s waiver and release does not apply to any rights or claims arising after the date Executive signs this Agreement; (b) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (c) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose voluntarily to sign it sooner); (d) Executive has seven (7) days following the date Executive signs this Agreement to revoke this Agreement (in a written revocation sent to the Company, specifically to Jennifer Speer via email at jcspeer@lexeotx.com); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Executive sign this Agreement provided that Executive does not revoke it (the “Effective Date”).
16.
Protected Rights. Executive understands that nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the New York State Department of Labor, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, to maximum extent permitted by law, Executive are otherwise waiving any and all rights Executive may have to individual relief based on any claims that Executive has released and any rights Executive have waived by signing this Agreement.

17.
Breach; Attorneys’ Fees. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits (if any) shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and its exhibits. In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
18.
Representations. Executive hereby represents that Executive has: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which Executive is eligible pursuant to the Family and Medical Leave Act, the New York Paid Family Leave Law, the Massachusetts Parental Leave Law, or otherwise; and has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.
19.
Dispute Resolution. Executive and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, Executive’s employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both Executive and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledge and agree that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
20.
Complete Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. Executive agrees and acknowledges that this Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.
21.
Miscellaneous.
(a)
This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company.

(b)
This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.
(c)
If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect the validity or enforceability of any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. Moreover, if one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.
(d)
This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles.
(e)
Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of any condition or breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any other condition or breach, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
(f)
This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Executive has twenty-one (21) calendar days to decide whether to accept this Agreement, and the

Agreement’s terms will expire if Executive does not sign and return it within that timeframe.

The Parties have executed this Agreement on the day and year written below.

LEXEO THERAPEUTICS, INC.		KYLE RASBACH

By:	/s/ R. Nolan Townsend	/s/ Kyle Rasbach
R. Nolan Townsend		Chief Financial Officer
Chief Executive Officer

Date:	8/13/2025	Date:	08/13/2025

EXHIBIT A

CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

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